EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Alarion Financial Services, Inc. (the “Company”) on Form 10-SB of our report dated March 1, 2006, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2005 and for the period from February 19, 2004 (date of organization) to December 31, 2004, appearing in and incorporated by reference in the Annual Report on Form 10-KSB of the Company for the year ended December 31, 2005.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA

Orlando, Florida

May 26, 2006